FOR IMMEDIATE RELEASE
6/19/01

Tellabs revises second quarter guidance

Lisle, Ill. — Tellabs today revised revenue and earnings expectations for the second quarter of 2001. Tellabs now projects second-quarter sales of about $500 million, compared with prior guidance of $780 million to $820 million. Earnings per share for the quarter are now expected to be break even before restructuring and other charges.

The dramatic changes affecting the landscape of the telecommunications marketplace have continued to impact Tellabs. Service providers are temporarily able to meet increased customer demand for bandwidth by reallocating capacity within their networks and are only buying equipment to meet the immediate needs of their customers. "While we continue to see caution from our customers in the pace of equipment deployment, our market position remains intact, and we are focused on ensuring the most profitable path through the current environment," said Tellabs President and CEO Richard C. Notebaert. "I remain confident that Tellabs has the right people, products and strategies to meet the needs of our customers and deliver future growth."

Simultaneous Webcast and Teleconference — Tellabs will host a teleconference at 4 p.m. Central time on Tuesday, June 19, 2001, to discuss second-quarter revised revenue expectations. The teleconference number is 212-231-6013. Internet users can hear a simultaneous live webcast of the teleconference at www.tellabs.com. A taped replay of the call will be available for two days, beginning at 6 p.m. Central time, at 800-633-8284. Outside of the United States, dial 858-587-5842. When prompted, enter the Tellabs reservation number: 19161649. In 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

Forward-Looking Statements — This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenues and earnings per share. These forward-looking statements are based on currently available information and involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expected. Factors that might cause such a difference include, but are not limited to, risks associated with the size and timing of product sales, customers' equipment deployment plans and budgets, new product acceptance; industry capacity; competitive products and pricing; manufacturing efficiencies, and economic changes impacting the telecommunications industry. For a more detailed description of these and other risk factors, please refer to the company's 10-K, 10-Q and other SEC filings. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

CONTACTS:
Jean Medina
+1.630.512.8336
jean.medina@tellabs.com
Robin Urbanski
+1.630.512.8032
robin.urbanski@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.